Exhibit 10.3

AGREEMENT FOR NON-QUALIFIED STOCK OPTION
under the
PAID, INC. 2002
STOCK OPTION PLAN
THIS AGREEMENT is made this 8th day of August, 2012, by and between PAID, INC., a Delaware corporation (the “Company”), and W. AUSTIN LEWIS, IV (the “Optionee”).
WHEREAS, the Board of Directors of the Company (the “Board”) considers it desirable and in the Company's interest that the Optionee be given an opportunity to purchase its shares of common stock, par value $.001 per share (“Shares”), pursuant to the terms and conditions of the Company's 2002 Stock Option Plan (the “Plan”), to provide an incentive for the Optionee and to promote the interests of the Company.
NOW, THEREFORE, it is agreed as follows:
1.    Grant of Option. The Company hereby grants to the Optionee an option to purchase from the Company 5,000,000 Shares (“Option Shares”) at the exercise price per Share of $.065. Subject to earlier expiration or termination of the option granted hereunder, this option shall expire on the 10th anniversary of the date hereof.
2.    Period of Exercise of Option. The Optionee shall be entitled to exercise the option granted hereunder to purchase Option Shares immediately. Appropriate adjustment shall be made to the number of Shares available for the grant of options and the number of Shares which are subject to outstanding options granted under the Plan to give effect to any stock splits, stock dividends, or other relevant changes in the capitalization of the Company occurring after the adoption of the Plan by the Board. The decision of the Board as to the amount and timing of any such adjustment shall be conclusive.
3.    Accelerated Exercise. In the event of an Extraordinary Event (as defined in the Plan) involving the Company, then regardless of whether any option granted pursuant to the Plan has vested or become fully exercisable, all Option Shares granted hereunder shall immediately vest and become fully exercisable for the full number of Shares subject to any such option on and at all times after the “Event Date” (as defined in the Plan) of the Extraordinary Event, in accordance with the terms and conditions described in the Plan.
4.    Exercise Periods. In the event of termination of employment of the Optionee for cause, all unexercised options shall immediately lapse and be forfeited, hi the event of the death or disability of the Optionee, or in the event of termination of his or her employment other than for cause, the Plan permits certain extended exercise periods. In no event shall this option survive more than ten (10) years, other than as expressly required for non-qualified stock options in the Plan.
5.    Method of Exercise. In order to exercise the Option Shares granted hereunder, the Optionee must give written notice to the Secretary of the Company at the Company's principal place of business, substantially in the form of Exhibit 1 hereto, accompanied by full payment of the exercise price for the Option Shares being purchased, in accordance with the terms and provisions of the Plan.
6.    Manner of Payment. An Optionee may pay the exercise price for Shares purchased hereunder either (i) in cash or by check payable to the order of the Company, (ii) with Shares of the Company, to the extent the Fair Market Value of such Shares on the date of exercise equals the exercise price for the Option Shares purchased, (iii) by surrender to the Company of options to purchase Shares, to the extent of the difference between the exercise price of such options and the Fair Market Value of the Shares subject to such options (the “spread”), or (iv) a combination of (i), (ii) and (iii) above. The Company shall have the right, and the Optionee may require the Company, to withhold and deduct from the number of Option Shares deliverable upon the exercise hereof a number of Option Shares having an aggregate Fair Market Value equal to the amount of taxes and other charges that the Company is obligated to withhold or deduct from amounts payable to the participant.
7.    Limitation upon Transfer. The Option Shares may not be transferred by the Optionee other than by will and the laws of descent and distribution, may not be assigned, pledged or hypothecated, and shall not be subject to execution, attachment or similar process. This option is exercisable only by the Optionee during his or her lifetime, and only in the manner set forth herein. Upon any attempt to transfer any Option Share, or to assign, pledge, hypothecate or otherwise dispose of this option in violation of this provision, or upon the levy of any attachment or similar process upon this option or any rights hereunder, this option shall immediately lapse and become null and void.
8.    Plan; Applicable Law. This Agreement is subject in all respects to the provisions of the Plan, a copy of which has been provided to the Optionee. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding its provisions relating to conflicts of laws.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal, intending this to be a sealed instrument, as of the date first above written.

ATTEST:	PAID, INC.

/s/	By:	/s/ Richard Rotman
Richard Rotman, Vice President

WITNESS:	OPTIONEE:

/s/	/s/ W. Austin Lewis, IV
W. Austin Lewis, IV

EXHIBIT 1
Date: ____________________, 20___
Secretary
PAID, INC.
To the Secretary:
I hereby exercise my option to purchase __________ shares of common stock, par value $.001 per share (“Shares”), of PAID, INC. (the “Company”) in accordance with the terms set forth in the Agreement for Non-Qualified Stock Option under the 2012 Stock Option Plan.
In full payment for such exercise, please find enclosed
☐    Check in the amount of $_____________
☐    Shares having a Fair Market Value of $____________

☐	Options having an exercise price of $___________, to purchase ___________ Shares having a Fair Market Value of $______________, resulting in a “spread” of $______________.
☐    I authorize the Company to withhold a number of Shares equal to any withholding obligation applicable to me.
☐    I understand that in the event that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws (the “State Acts”), the transferability of the Shares is therefore subject to restrictions imposed by those laws. I hereby represent to the Company that I am acquiring the Shares with no intention of reselling any of such Shares in any distribution within the meaning of the Act. Specifically, I represent to the Company that I am purchasing the Shares for investment purposes for my own account, that no one else has any beneficial ownership in the Shares, that the Shares are not and are not to be the subject of any pledge or other lien, and that I do not intend to and will not resell the Shares unless, at a future date, they are registered under the Act and applicable state securities laws, or in the opinion of securities counsel acceptable to the Company, a specific exemption from registration is available in connection with any such resale.
Very truly yours,

W. Austin Lewis, IV